                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                                 NeuStar, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   64126X201
                  ------------------------------------------
                                (CUSIP Number)

                               December 31, 2015
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [_] Rule 13d-1(c)

                               [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

TELEPHONE 414 390 6100 | 875 EAST WISCONSIN AVENUE SUITE 800 | MILWAUKEE WI 53202-5402

CUSIP No.  64126X201                        13G
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            -
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                    -
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     IA
--------------------------------------------------------------------------------

CUSIP No.  64126X201                        13G
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Investments GP LLC
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            -
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                    -
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     HC
--------------------------------------------------------------------------------

CUSIP No.  64126X201                        13G
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Holdings LP
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            -
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                    -
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     HC
--------------------------------------------------------------------------------

CUSIP No.  64126X201                        13G
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Asset Management Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            -
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                    -
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     HC
--------------------------------------------------------------------------------

CUSIP No.  64126X201                        13G
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
     Artisan Partners Funds, Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]
     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
                    None
 NUMBER OF
   SHARES
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY      6  SHARED VOTING POWER
    EACH            -
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH            None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                    -
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]
     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)
     IC
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

              NeuStar, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

              21575 Ridgetop Circle, Sterling, Virginia 20166

Item 2(a)   Name of Person Filing:

              Artisan Partners Limited Partnership ("APLP") Artisan Investments GP LLC ("Artisan Investments") Artisan Partners Holdings LP ("Artisan Holdings") Artisan Partners Asset Management Inc. ("APAM") Artisan Partners Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

              APLP, Artisan Investments, Artisan Holdings, APAM, and Artisan Funds are all located at:

              875 East Wisconsin Avenue, Suite 800
              Milwaukee, WI 53202

Item 2(c)   Citizenship:

              APLP is a Delaware limited partnership
              Artisan Investments is a Delaware limited liability company Artisan Holdings is a Delaware limited partnership
              APAM is a Delaware corporation
              Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

              Class A Common Stock

Item 2(e)   CUSIP Number:

              64126X201

Item 3       Type of Person:

              (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

              (e) APLP is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

              (g) Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings.

Item 4    Ownership (at December 31, 2015):

              (a)  Amount owned "beneficially" within the meaning of rule 13d-3:

                   -

              (b)  Percent of class:

                   0.0% (based on 53,012,929 shares outstanding as of 10/26/2015)

              (c)  Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:

                          None

                   (ii)   shared power to vote or to direct the vote:

                          -

                   (iii) sole power to dispose or to direct the disposition of:

                          None

                   (iv) shared power to dispose or to direct the disposition of:

                          -

Item 5      Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

              Not Applicable

Item 8      Identification and Classification of Members of the Group:

              Not Applicable

Item 9      Notice of Dissolution of Group:

              Not Applicable

Item 10     Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 2, 2016

                                     ARTISAN PARTNERS ASSET MANAGEMENT
                                     INC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS HOLDINGS LP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN INVESTMENTS GP LLC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS LIMITED PARTNERSHIP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN PARTNERS FUNDS, INC.

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     *By:  /s/ Gregory K. Ramirez
                                           -------------------------------
                                           Gregory K. Ramirez
                                           Senior Vice President of
                                             Artisan Partners Asset
                                             Management Inc.
                                           Vice President of Artisan
                                             Investments GP LLC
                                           Chief Financial Officer, Vice
                                             President and Treasurer of
                                             Artisan Partners Funds, Inc.

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated February 2, 2016 by and among Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partners Funds, Inc.

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

       Dated: February 2, 2016

                                     ARTISAN PARTNERS ASSET MANAGEMENT
                                     INC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS HOLDINGS LP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN INVESTMENTS GP LLC,
                                     for itself and as the general
                                     partner of
                                     ARTISAN PARTNERS LIMITED PARTNERSHIP

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     ARTISAN PARTNERS FUNDS, INC.

                                     By:   Gregory K. Ramirez *
                                           -------------------------------

                                     *By:  /s/ Gregory K. Ramirez
                                           -------------------------------
                                           Gregory K. Ramirez
                                           Senior Vice President of
                                             Artisan Partners Asset
                                             Management Inc.
                                           Vice President of Artisan
                                             Investments GP LLC
                                           Chief Financial Officer, Vice
                                             President and Treasurer of
                                             Artisan Partners Funds, Inc.